EXHIBIT 11
PENTAIR, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

                                         Nine Months Ended    Quarter Ended
                                           September 30        September 30
                                          1994        1993      1994        1993
INCOME ($ thousands)

Net income                             $36,700     $32,577   $13,775     $13,295
 Preferred dividend requirements         4,094       4,779     1,363       1,382
 Earnings available to common and common
       equivalent shares - Primary      32,606      27,798    12,412      11,913

 Preferred dividends assuming conversion
   of Preferred Stock: Series 1987          -          620        -            -
                       Series 1988        764          784      253          257
                       Series 1990      3,330        3,375    1,110        1,125

 Tax benefit on preferred
    ESOP dividend eliminated
    due to conversion into common        (787)        (627)    (260)        (209)
 Tax benefit on ESOP dividend
    assuming conversion to
    common at common dividend rate        276          208       92           69

Earnings for
 fully diluted computation            $36,188      $32,158  $13,607      $13,155


SHARES (thousands)
 Weighted average number
   of shares outstanding
   during the period                   18,193      17,528   18,214        18,116
 Shares issuable on exercise
   of stock options less shares
   repurchaseable from proceeds           207         222      232           237
 Common and Common Equivalent Shares -
       Primary                         18,400      17,750   18,446        18,353

 Shares issuable on conversion of:
  $1.50 Cumulative Convertible
    Preferred Stock,
    Series 1987                            -          554       -              -
  $7.50 Callable Cumulative
    Convertible Preferred Stock,
    Series 1988                          510          523     507            518
  8% Callable Cumulative Voting
    Convertible Preferred Stock,
    Series 1990                        2,113        2,129   2,106          2,125

 Common and common equivalent shares
   for fully dilutive computation     21,023       20,956  21,059         20,996


EARNINGS PER SHARE:
 Primary                               $1.77       $1.57    $.67            $.66
 Diluted                               $1.72       $1.53    $.64            $.63

All share and per share data adjusted for 50% stock dividend in June 1993.